Exhibit 7

Statement explaining how the ratio of earnings to fixed charges is calculated

Statement of computation of earnings to fixed charges

	Group
Year ended September, 30	2002 $m	2001 $m	2000 $m	1999 $m	1998 $m
Australian GAAP
Earnings
Profit from ordinary activities before income tax expense	4,341	3,979	4,873	4,141	2,974
Add: Fixed charges	9,271	12,974	11,161	9,015	9,583

Total	13,612	16,953	16,034	13,156	12,557

Fixed charges
Interest expense	9,253	12,959	11,146	9,000	9,569
Rental expense (one third)	18	15	15	15	14

Total	9,271	12,974	11,161	9,015	9,583

Ratio of earnings to fixed charges	1.5	1.3	1.4	1.5	1.3

US GAAP
Earnings
Profit from ordinary activities before income tax expense per Australian GAAP	4,341	3,979	4,873	4,141	2,974
US GAAP adjustments	120	(222)	(190)	42	84

Total US profit before tax	4,461	3,757	4,683	4,183	3,058
Add: Fixed charges	9,271	12,974	11,161	9,015	9,583

Total	13,732	16,731	15,844	13,198	12,641

Fixed charges
Interest expense	9,253	12,959	11,146	9,000	9,569
Rental expense (one third)	18	15	15	15	14

Total	9,271	12,974	11,161	9,015	9,583

Ratio of earnings to fixed charges	1.5	1.3	1.4	1.5	1.3